Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 17, 2006, relating to the financial statements and financial highlights which appears in the September 30, 2006 Annual Report to Shareholders of Prudent Bear Fund and Prudent Global Income Fund (constituting Prudent Bear Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, WI
January 31, 2007